Exhibit 23
Independent Registered Public Accounting Firm Consent
We consent to the incorporation by reference in Registration Statements No. 333-85953 (on Form S-8), No. 333-24815 (on Form S-8), No. 333-24817 (on Form S-8), No. 333-49981 (on Form S-8), No. 333-103509 (on Form S-8), No. 333-103511 (on Form S-8), , No. 333-121429 (on Form S-4), No. 333-123471 (on Form S-4), and No. 333-126714 (on Form S-8) of Cincinnati Financial Corporation of our report dated March 6, 2006 relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and management’s report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Cincinnati Financial Corporation for the year ended December 31, 2005.

/S/ Deloitte & Touche LLP

Deloitte & Touche LLP
Cincinnati, Ohio
March 10, 2006
2005 10-K Page 114